Exhibit 99.1

For Immediate Release

Investor inquiries:

Karen Greene

Internet Capital Group, Inc.

610.727.6900

ir@internetcapital.com

ICG ANNOUNCES COMPLETION OF SALE OF

CREDITEX TO INTERCONTINENTALEXCHANGE

Wayne, PA – September 2, 2008 – Internet Capital Group, Inc. (Nasdaq: ICGE) today announced that the sale of its partner company, Creditex Group Inc., to IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global derivatives exchanges and over-the-counter (OTC) markets, was consummated on August 29, 2008.

ICG’s portion of the sale proceeds consists of 737,471 shares of ICE common stock, which, based on the stock’s August 29, 2008 closing price, is valued at approximately $64.9 million. At closing, 60,440 of these shares were placed into escrow and, subject to indemnification claims, most of the shares will be released to ICG eighteen months following the closing of the transaction, with the remainder to be released four years after the closing. ICG will record a gain of approximately $35 million on the sale of its stake in Creditex, which it acquired in late 2006, and does not expect any income tax expense in connection with the transaction. The release of any proceeds to ICG from escrow will result in additional gains.

“ICE’s acquisition of Creditex was a terrific outcome for ICG and its stockholders,” said Doug Alexander, Managing Director at Internet Capital Group. “The proceeds from this transaction will provide us with additional resources and flexibility as we continue our mission of acquiring, building and capturing the value created within leading on-demand software and services companies.”

“ICG has been an outstanding partner for Creditex,” said Sunil Hirai, Creditex’s Chairman and CEO. “The support and guidance provided by Doug Alexander and the ICG team have played an invaluable role in our growth and the realization of this merger.”

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) acquires and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies, which are delivering on-demand software and service applications to customers worldwide.

About IntercontinentalExchange

IntercontinentalExchange® is a leading operator of global exchanges and over-the-counter (OTC) markets. ICE offers futures and OTC markets on a single trading platform, including markets for crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities and financial products such as canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp, sugar, foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, and offers clearing services through ICE Clear U.S. TM and ICE Clear CanadaTM. ICE’s state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE is included in the Russell 1000® Index and the S&P 500 Index. Headquartered in Atlanta, ICE has offices in Calgary, Chicago, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers and development of the e-commerce and information technology markets, and uncertainties detailed in ICG’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.